SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of earliest event reported): November 2, 2000
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                            Capsule Communications, Inc.
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             (Exact name of registrant as specified in its charter)

    Delaware                       0-30555                   22-3055962
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(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)           Identification No.)
incorporation)

Two Greenwood Square, 3331 Street Road, Suite 275
Bensalem, Pennsylvania                                          19020
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             (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code: (215) 633-9400
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Item 5.  Other Events

     On November 2, 2000, Capsule Communications, Inc. (the "Company") entered into an Agreement and Plan of Reorganization(the "Merger Agreement") with Startec Global Communications Corporation, a Delaware corporation ("Startec"),a wholly-owned subsidiary of Startec, Stars Acquisition Corp., a Delaware corporation ("Stars"), Gold & Appel Transfer, S.A. ("Gold & Appel")and Foundation for the International Non-Governmental Development of Space ("FINDS"). Pursuant to the Merger Agreement and subject to the conditions set forth in the Merger Agreement (including approval of the Merger Agreement by the stockholders of each of the Company and Startec, receipt of required regulatory approvals, effectiveness of a registration statement registering the shares of Startec common stock to be issued in the Merger and other customary closing conditions) Stars will merge with and into the Company. The Company, the surviving corporation, will become a wholly-owned subsidiary of Startec.

     Under the terms of the Merger, subject to certain adjustments, Startec will issue approximately 2.7 million shares of common stock to shareholders of the Company. At the effective time of the Merger, each outstanding share of Company common stock will be exchanged for 0.1333 shares of Startec common stock, subject to increase if the weighted average of the high and low trade prices of of Startec common stock, as reported on Nasdaq for the 15 trading days before the closing of the Merger is less than $5.25 per share. In such event, the Conversion Ratio will be increased to the extent necessary to cause the consideration to be paid for each 7.5 shares of Company common stock to equal $5.25, as more fully described in the Merger Agreement. In no event, however, will the Conversion Ration increase above 0.1647. In addition, outstanding options to purchase Company common stock will be assumed by Startec, and the exercise price and number of shares subject to each option will be appropriately adjusted to reflect the application of the above Conversion Ratio.

     Gold & Appel and FINDS, which together own approximately 74% of the outstanding shares of the Company's common stock, have executed voting agreements in which they have agreed, among other matters, to vote their shares in favor of the Merger. As a result of these agreements, approval of the Merger by Capsule's stockholders is assured. Gold & Appel and FINDS will receive five-year unsecured balloon payment promissory notes with an aggregate value of $3 million in lieu of receiving a portion of the shares of Startec common stock they would otherwise receive in the Merger.

     For the terms and conditions of the Merger Agreement and each of the Voting Agreements, as well as the press release announcing the execution of the Merger Agreement, reference is made to such documents attached hereto as exhibits. All statements made herein concerning the foregoing agreements are qualified by reference to such exhibits. Pending filing and clearance of the requisite proxy materials with the Securities and Exchange Commission, neither company has set a date for the special meeting of its stockholders to approve the Merger.

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Item 7.  Financial Statements and Exhibits

         (a)     Not applicable.

         (b)     Not applicable.

         (c)     Exhibits.

                 Exhibit 2.1 - Agreement and Plan of Reorganization dated as of November 2, 2000 by and among Startec Global Communications Corporation, Stars Acquisition Corp., Capsule Communications, Inc., Gold & Appel Transfer, S.A. and Foundation for the International Non-Governmental Development of Space (Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of Startec Global Communications Corporation filed with the Securities and Exchange Commission on November 13, 2000.)

                  Exhibit 99.1 - Voting Agreement dated as of November 2, 2000 between Startec Global Communications
                                 Corporation, Stars Acquisition Corp., Walt
                                 Anderson and Gold & Appel Transfer, S.A.
                                 (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K of Startec Global Communications Corporation filed with the Securities and Exchange Commission on November 13, 2000.)

                  Exhibit 99.2 - Voting Agreement dated as of November 2, 2000 between Startec Global Communications
                                 Corporation, Stars Acquisition Corp., Walt
                                 Anderson and Foundation for the International Non-Governmental Development of Space. (Incorporated by reference to Exhibit 99.2 to Current Report on Form 8-K of Startec Global Communications Corporation filed with the Securities and Exchange Commission on November 13, 2000.)

                  Exhibit 99.3 Joint Press Release dated November 6, 2000. (Incorporated by reference to Exhibit 99.3 to Current Report on Form 8-K of Startec Global Communications Corporation filed with the Securities and Exchange Commission on November 13, 2000.)


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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CAPSULE COMMUNICATIONS, INC.

                                    /s/ David B. Hurwitz
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Date:     November 13, 2000          By: David B. Hurwitz
                                    Title:  President and Chief Executive
                                            Officer